Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Third Quarter 2018 Financial Results

Columbia, MD. November 6, 2018. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended September 30, 2018.
Overview:

•	Revenue of $123.6 million for third quarter of 2018 compared to $124.1 million for third quarter of 2017

•	Gross profit of $19.2 million, or 15.5%, of revenue for third quarter of 2018 compared to $18.6 million, or 15.0%, for third quarter of 2017

•	Diluted earnings per share of $0.20 for third quarter of 2018 compared to $0.19 per share for third quarter of 2017

"Recent developments are favorable for improved operating results in 2019," stated Scott N. Greenberg, Chief Executive Officer of GP Strategies. "GP Strategies has just been selected by a large multi-national insurance company for a global training outsourcing contract, subject to contract negotiations. In addition, we recently won a multi-million dollar contract for a U.S. product training launch with a Japanese automotive manufacturer. We have also seen increased revenue in our engineering & technical services practice, which was the first area of focus by our new sales organization, so I am pleased with the traction resulting from our investment in business development. Implementation expenses related to our new cloud ERP system are expected to decrease significantly, since the Company went live on this system effective October 1, 2018. These expenses totaled $4.9 million in 2017 and $3.0 million for the first nine months of 2018. Based upon these efforts, we believe GP Strategies is strongly positioned for 2019 and beyond."

The Company's revenue decreased slightly to $123.6 million for the third quarter of 2018 from $124.1 million in the third quarter of 2017. Revenue in the Workforce Excellence segment increased $3.5 million, or 5%, largely driven by a 19% increase in the Company's engineering & technical services practice as well as revenue growth from recently completed acquisitions, offset by a continued decline in UK job skills training services due to the previously disclosed funding changes by the UK government for their apprenticeship programs. Revenue in the Business Transformation Services segment declined $4.0 million, or 9%, largely due to project completions which contributed to higher revenues in 2017, as well as a change in the timing of shipment of magazine publications for automotive customers in 2018 compared to 2017.

Operating income increased $1.8 million to $6.2 million for the third quarter of 2018 from $4.4 million for the third quarter of 2017. The increase in operating income is primarily due to a $0.6 million increase in gross profit, a $1.9 million decrease in general and administrative expenses (largely due to a decrease in ERP implementation costs as a result of capitalizing certain costs in the third quarter of 2018 whereas implementation costs in the third quarter of 2017 were required to be expensed), and a $0.3 million increase in the gain on change in fair value of contingent consideration, partially offset by a $0.9 million increase in sales and marketing expenses.

Interest expense increased to $1.1 million for the third quarter of 2018 compared to $0.5 million for the third quarter of 2017 due to both an increase in interest rates and borrowings under the Company's credit agreement. Other expense increased $0.8 million during the third quarter of 2018 primarily due to a $0.3 million loss on the divestiture of a business unit during the third quarter and a $0.5 million increase in foreign currency losses.

Income tax expense was $1.1 million, or a 25.4% effective tax rate, for the third quarter of 2018 compared to $0.6 million, or a 16.4% effective tax rate, for the third quarter of 2017. The increase in the effective income tax rate in 2018 compared to 2017 is primarily due to certain discrete items that occurred in the third quarter of 2017 that did not recur in 2018.

Net income was $3.2 million, or $0.20 per share, for the third quarter of 2018 compared to $3.3 million, or $0.19 per share, for the third quarter of 2017. The following special items had the net effect of reducing diluted earnings per share by $0.07 during the third quarter of 2018: $0.3 million of ERP implementation costs, $0.5 million of foreign currency transaction losses, $0.5 million of legal acquisition costs, and a $0.6 million loss on a divested business, offset by a $0.5 million gain on change in fair value of contingent consideration, net.

Balance Sheet and Cash Flow Highlights
As of September 30, 2018, the Company had cash of $10.3 million compared to $23.6 million as of December 31, 2017. The Company had $37.0 million of long-term debt outstanding as of September 30, 2018. In addition, the Company had $69.0 million of short-term borrowings outstanding and $26.3 million of available borrowings under its line of credit as of September 30, 2018.

Cash provided by operating activities was $3.5 million for the nine months ended September 30, 2018 compared to $21.2 million for the same period in 2017. The decrease in cash flow from operations is primarily due to lower net income and a decrease in working capital compared to the prior year. During the nine months ended September 30, 2018 and 2017, the Company repurchased approximately 350,000 and 101,000 shares, respectively, of its common stock in the open market for a total cost of approximately $8.0 million and $2.4 million, respectively. As of September 30, 2018, there was approximately $3.8 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call and webcast for 10:00 a.m. Eastern Time on November 6, 2018. Prepared remarks regarding the company’s financial and operational results will be followed by a question and answer period with GP Strategies’ executive management team.
The conference call may be accessed via webcast at:
https://services.choruscall.com/links/gpx181106.html or by calling +1 (866) 777-2509 within the US, or +1 (412) 317-5413 internationally, and requesting the “GP Strategies Conference.” The presentation slides broadcast via the webcast will also be available on the Investors section of GP Strategies’ website the morning of the call. Participants must be logged in via telephone to submit a question to management during the call. Participants may optionally pre-register for the webcast at http://dpregister.com/10125973.

The webcast will be archived on the Investors section of GP Strategies’ website and will remain available for 90 days. Alternatively, a telephonic replay of the conference call will be available for one week and may be accessed by dialing +1 (877) 344-7529 in the US, or +1 (412) 317-0088 internationally, and requesting conference number 10125973.
Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2018	2017	2018	2017

Revenue	$123,566	$124,097	$382,289	$377,705
Cost of revenue	104,367	105,451	322,838	317,236
Gross profit	19,199	18,646	59,451	60,469
General and administrative expenses	12,227	14,160	40,207	39,536
Sales and marketing expenses	1,297	393	3,128	1,249
Restructuring charges	—	—	2,930	—
Gain on change in fair value of contingent consideration, net	526	268	3,972	369
Operating income	6,201	4,361	17,158	20,053
Interest expense	1,095	511	1,631	1,483
Other (expense) income	(760)	74	(1,912)	(108)
Income before income tax expense	4,346	3,924	13,615	18,462
Income tax expense	1,102	643	4,164	5,232
Net income	$3,244	$3,281	$9,451	$13,230

Basic weighted average shares outstanding	16,536	16,750	16,555	16,736
Diluted weighted average shares outstanding	16,628	16,896	16,647	16,856
Per common share data:
Basic earnings per share	$0.20	$0.20	$0.57	$0.79
Diluted earnings per share	$0.20	$0.19	$0.57	$0.78

Other data:
Adjusted EBITDA(1)	$9,813	$12,393	$30,422	$37,053

(1)
The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2018	2017	2018	2017
Revenue by segment (2):
Workforce Excellence	$80,516	$77,022	$239,044	$228,236
Business Transformation Services	43,050	47,075	143,245	149,469
Total revenue	$123,566	$124,097	$382,289	$377,705

Gross profit by segment (2):
Workforce Excellence	$13,400	$11,892	$39,682	$39,324
Business Transformation Services	5,799	6,754	19,769	21,145
Total gross profit	$19,199	$18,646	$59,451	$60,469

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$(3,615)	$1,416	$3,510	21,174
Capital expenditures	(753)	(555)	(2,267)	(2,324)
Free cash flow	$(4,368)	$861	$1,243	18,850

(2)
As of September 30, 2018, we operated through two reportable business segments: (i) Workforce Excellence and (ii) Business Transformation Services. In December 2017, we announced a new organizational structure and plan to improve operating results by increasing organic growth and reducing operating costs. Effective January 1, 2018, we re-organized into two operating segments aligned by complementary service lines and supported by a new business development organization aligned by industry sector. The Workforce Excellence segment includes the majority of the former Learning Solutions and Professional & Technical Services segments. The Business Transformation Services segment includes the majority of the former Performance Readiness Solutions and Sandy Training & Marketing segments. Certain business units transferred between the former operating segments to better align with the service offerings of the two new segments. In addition, effective July 1, 2018, we transferred the management responsibility of certain additional business units between the two operating segments primarily to consolidate our non-technical content design and development businesses into one global digital learning strategies and solutions service line. We have reclassified the segment financial information herein for the prior year periods to reflect the changes in our segments and conform to the current year's presentation.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EBITDA (3)
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2018	2017	2018	2017
Net income	$3,244	$3,281	$9,451	$13,230
Interest expense	1,095	511	1,631	1,483
Income tax expense	1,102	643	4,164	5,232
Depreciation and amortization	1,909	1,947	5,670	5,153
EBITDA	7,350	6,382	20,916	25,098
Adjustments:
Non-cash stock compensation expense	967	1,684	3,501	$4,876
Restructuring charges	—	—	2,930	$—
Gain on change in fair value of contingent consideration, net	(526)	(268)	(3,972)	(369)
ERP implementation costs	346	1,529	2,956	$3,220
Foreign currency transaction losses	529	40	2,024	$203
Legal acquisition costs	508	140	1,111	361
Loss on divested business	639	253	956	1,031
Loss on a contract with foreign oil & gas client	—	2,633	—	2,633
Adjusted EBITDA	$9,813	$12,393	$30,422	$37,053

(3)
Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization, non-cash stock compensation expense, gain or loss on the change in fair value of contingent consideration and other unusual or infrequently occurring items. For the periods presented, these other items are restructuring charges, ERP implementation costs, foreign currency transaction losses, legal acquisition costs, loss on a divested business in the third quarter of 2018 and a significant loss on a contract with a foreign oil and gas client in the third quarter of 2017. We added legal acquisition costs as an adjustment in the Adjusted EBITDA calculation during the third quarter of 2018 as these costs became significant based on increased acquisition activity during 2018 and we believe it will assist investors in better understanding our results as these acquisition-related expenses are likely to vary significantly from period-to-period based on the size, number and complexity and timing of our acquisitions. Adjusted EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)
Current assets:
Cash and cash equivalents	$10,323	$23,612
Accounts and other receivables	127,649	119,335
Unbilled revenue	36,866	42,958
Prepaid expenses and other current assets	18,452	14,212
Total current assets	193,290	200,117
Property, plant and equipment, net	5,599	5,123
Goodwill and other intangible assets, net	192,438	153,198
Other assets	10,170	6,569
Total assets	$401,497	$365,007

Current liabilities:
Short-term borrowings	$69,044	$37,696
Current portion of long-term debt	12,000	12,000
Accounts payable and accrued expenses	71,422	78,280
Deferred revenue	23,499	22,356
Total current liabilities	175,965	150,332
Long-term debt	25,000	16,000
Other noncurrent liabilities	11,334	10,621
Total liabilities	212,299	176,953
Total stockholders’ equity	189,198	188,054
Total liabilities and stockholders’ equity	$401,497	$365,007

© 2018 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

# # # #

C O N T A C T S:

Scott N. Greenberg	Michael R. Dugan	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9627	443-367-9925